TAX SHARING AGREEMENT

     THIS TAX SHARING AGREEMENT (the "Agreement") made and entered into as of February 27, 1998 by and between Foamex International Inc., a Delaware corporation ("FII"), and Foamex Carpet Cushion, Inc., a Delaware corporation ("Foamex Carpet").

                                   WITNESSETH:

     WHEREAS, each of the corporations qualify as an includable corporation in the same affiliated group for consolidated tax return purposes within the meaning of section 1504 of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and the treasury regulations promulgated thereunder; and

     WHEREAS, FII is the common parent of the affiliated group ("FII Group") within the meaning of section 1504 of the Code and the treasury regulations promulgated thereunder; and

     WHEREAS, all of the members of FII Group desire to take advantage of the tax savings that result from the filing of income tax returns on a consolidated basis, in accordance with sections 1501-1504 of the Code and the treasury regulations promulgated thereunder;

     NOW, THEREFORE, in consideration of the mutual covenants herein and on the terms and conditions contained herein, and for other good, valid and binding consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                             STATEMENT OF AGREEMENT

     SECTION 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

          "Affiliated Group" shall have the meaning set forth in Section 1504 of the Code and the treasury regulations promulgated thereunder.

          "Adjusted Taxable Income of Foamex Carpet Consolidated Group" means for any Fiscal Year the taxable income of Foamex Carpet Consolidated Group for federal income tax purposes determined as if Foamex Carpet Consolidated Group were a separate Affiliated Group and as if neither Foamex Carpet
     Consolidated Group nor any corporation included in Foamex Carpet Consolidated Group were included in any other Affiliated Group.

          "Authority" shall have the meaning set forth in section 4(a) below.

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          "Code" shall have the meaning set forth in the recitals above.

          "FII Group" shall have the meaning set forth in the recitals above.

          "Fiscal Year" means the annual accounting period of Foamex Carpet and any other member of Foamex Carpet Consolidated Group.

          "Foamex Carpet Consolidated Group" means Foamex Carpet, and all other corporations that would comprise an Affiliated Group of which Foamex Carpet would be the common parent, within the meaning of section 1504 of the Code, if Foamex Carpet were not includable in FII Group and were the common parent of its own Affiliated Group.

          "Tax Payment Amount" means for any Fiscal Year the combined federal, state and local taxes (of whatever kind) that would be paid by Foamex Carpet Consolidated Group if (i) it were a separate Affiliated Group and neither Foamex Carpet Consolidated Group nor any corporation included in Foamex Carpet Consolidated Group were included in any other Affiliated Group and (ii) its federal taxable income were the Adjusted Taxable Income of Foamex Carpet Consolidated Group (subject to adjustments in determining state or local taxable income), but such term shall not include state and local taxes for which Foamex Carpet Consolidated Group, or any corporation includable in Foamex Carpet Consolidated Group, (x) is separately liable or
     (y) does not participate in a combined or consolidated return with FII or FII Group.

     SECTION 2. Consent.

     (a) The parties hereto agree to join in a consolidated federal income tax return filed for FII Group in all Fiscal Years commencing on or after December 28, 1997.

     (b) Foamex Carpet shall cause each corporation includable in the Foamex Carpet Consolidated Group to become a party to this Agreement bound by all of the provisions hereof.

     SECTION 3. Tax Payments.

     (a) Foamex Carpet shall make payments to FII with respect to each Fiscal Year equal to the Tax Payment Amount for such Fiscal Year, which payments shall be made in the manner set forth below in paragraphs (b), (c) and (d).

     (b) Foamex Carpet shall make payments ("Interim Payments") towards the full payment of the Tax Payment Amount from time to

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time during the Fiscal Year (i)  pursuant to the  schedule  set forth in Section
6655(c) of the Code; (ii) calculated under the principles of the "annualized income installment" described in Section 6655(e)(2) of the Code; and (iii) applying percentages set forth in Section 6655(e)(2)(B)(ii) of the Code.

     (c) Within five days of the date FII files the federal, state and local income tax returns that include a Fiscal Year, if the Tax Payment Amount is less than the Interim Payments with respect to such Fiscal Year, then FII shall pay to Foamex Carpet the excess of the Interim Payments over the Tax Payment Amount.

     (d) At least five days before FII files the federal, state and local income tax returns that include a Fiscal Year, if the Tax Payment Amount is greater than the Interim Payments with respect to such Fiscal Year, then Foamex Carpet shall pay the amount of the excess of the Tax Payment Amount over the Interim Payments to FII.

     (e) Each corporation includable in the Foamex Carpet Consolidated Group shall be jointly and severally liable for all amounts that Foamex Carpet is required to pay under this Agreement.

     (f) Nothing in this Agreement shall be construed as requiring any party hereto to make any payments in violation of section 9.06 of the Credit Agreement, dated as of February 27, 1998, among Foamex Carpet, the financial institutions party thereto as lenders, the financial institutions party thereto as issuing banks, and Citicorp USA, Inc. and The Bank of Nova Scotia, as administrative agents.

     SECTION 4. Adjustments to the Tax Payment Amount.

     (a) If for any Fiscal Year the Internal Revenue Service or a state or local taxing authority (an "Authority") makes an upward adjustment or FII files an amended return resulting in an upward adjustment of the Tax Payment Amount for a Fiscal Year, Foamex Carpet shall pay to FII an amount equal to the difference between the Tax Payment Amount for such Fiscal Year paid to date and the Tax Payment Amount for such Fiscal Year as so adjusted. In the event of a downward adjustment, the difference between the Tax Payment Amount for such fiscal period paid to date and the Tax Payment Amount as adjusted shall be allowed as a credit for Foamex Carpet reducing payments under Section 3 of this Agreement for subsequent periods.

     (b) The payments required under this Section 4 shall be made promptly after a final, binding, and unappealable determination of the adjustment is reached or as otherwise earlier agreed in good faith by FII; provided however, payments in the case of the filing of an amended return shall be made promptly upon such filing.

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

     SECTION 5. Interest Payments.

     Interest will be paid by Foamex Carpet pursuant to this Agreement only with respect to payments required to be made as a result of any adjustment or redetermination of the net taxable income by any Authority or in the case of filing an amended return. Such interest will be calculated at the lower of the overpayment and underpayment rates and otherwise determined in the same manner as would be determined by the Authority.

     SECTION 6. Miscellaneous.

     (a) This Agreement and any provision hereof may be amended, waived, discharged, or terminated only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

     (b) This Agreement shall constitute the entire agreement between the parties concerning the subject matter hereof and shall supersede any prior agreements and understandings between or among the parties with respect to the subject matter hereof.

     (c) The validity, interpretation, and enforceability of this Agreement shall be governed in all respects by the laws of the State of New York.

     (d) Failure of any party at any time to require the other party's performance of any obligation under this Agreement shall not affect the right to require performance of that obligation. Any waiver by any party of any breach of any provision of this Agreement shall not be construed as a waiver of any continuing or succeeding breach of such provision, a waiver or modification of the provision itself, or a waiver of any right under this Agreement.

     (e) Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or of any provision hereof.

     (f) Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

     (g) This Agreement may be executed in multiple counterparts each of which shall be deemed an original and all of which shall constitute one agreement, and the signatures of any party to any counterpart shall be deemed to be a signature to, and may be appended to, any other counterpart.

     (h) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and

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permitted assigns,  but neither this Agreement nor any of the rights,  interests or obligations herein shall be assigned by any party hereto without the prior written consent of the other parties hereto.

     (i) Matters of interpretation of and calculations under this Agreement shall be made in good faith by the parties hereto.

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


     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.


                                     FOAMEX INTERNATIONAL INC.




                                     By:
                                     Title:


                                     FOAMEX CARPET CUSHION, INC.




                                     By:
                                     Title:


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